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Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the first quarter. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Before getting into the specifics of our financial results as I generally do, I would like to spend a moment commenting on the current competitive and economic environment.

As you all probably know, the U.S K-12 education marketplace has been impacted by state cutbacks in education funding and delays in federal funding

The overall amount and suddenness of state budget shortfalls has been unusual-the National Governor's Association has estimated the total budget shortfall for all states to approximate $40 billion. To try to offset this funding deficit, 36 states have made significant budget cuts, frozen spending or have plans to do so. While WRC should benefit significantly from numerous provisions in the recently passed "No Child Left Behind Act" - most of this funding will not be available until the latter half of 2002, with some purchasing decisions spilling over to 2003. In the first quarter, we noted an apprehension on the part of school districts to spend existing funds as a result of confusion created by the changing mix of future federal and state funding. Schools are taking a "wait and see" approach before spending existing funds. In many, but not all, instances new increased federal funding is merely offsetting significantly reduced state funding. The new guidelines - the result of the re-authorization of the Elementary and Secondary Education Act ("ESEA") - that must be met in order to qualify for the new federal funds are somewhat confusing and this uncertainty has protracted the selling process. We continue to believe the movement towards increased school accountability - coupled with the difficult funding environment
- will lead schools to look for complete solutions. It is becoming increasingly difficult - and expensive - for schools to assemble all of their curriculum and assessment needs on a piece meal basis. This should prove to be a favorable trend for WRC, as the new funds get released in the latter half of the year.

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WRC is at the forefront of the movement for school accountability - the overriding issue facing school administrators is how to improve their school's performance on high stakes tests. The "No Child Left Behind Act" increases both the frequency and stakes of these tests. We believe we are poised to benefit greatly over the next several years since we are strategically positioned to both diagnose and remediate areas of weakness at the child, classroom, school and district level. AGS and Compass are poised to serve the test diagnostic and preparedness market as well as teacher training and assessment. Weekly Reader, Gareth Stevens and our other brands should benefit from dollars earmarked for early childhood reading and supplemental education.

Again, in the long run - these converging trends should significantly benefit our company.

As you will see, WRC continues to perform well in a very challenging current market environment.

First Quarter Financial Review

Consolidated Results

WRC Media's consolidated EBITDA (excluding unrestricted subsidiaries) for the first quarter showed an increase of approximately $600 thousand or 7.5% to $8.1 million versus $7.5 million for the same period in 2001. Operating income was up significantly for the three months ended March 31, 2002 - $2.4 million of income versus a loss of $9.9 million for the first quarter of last year. The improved EBITDA performance was driven by WRC's ongoing restructuring, which began in early 2001, with the reorganization of our original four operating units into two operating groups: The Assessment, Curriculum and Educational Technology Group (comprised of the CompassLearning and AGS operating units) and the Reference and Periodicals Group (comprised of the World Almanac Education Group and Weekly Reader operating units). This reorganization was the next logical step in furthering our strategy for continued market leadership, fully integrating our substantial asset base, and fully leveraging the operating infrastructure to allow for future growth. The 2002 phase of this restructuring has resulted in the further elimination of approximately $6 million in fixed annual operating costs. I am confident our organizational structure is not only leaner, but also more market focused, positioning us to immediately capitalize on growth opportunities in the marketplace as the new federal funds are released in the second half of 2002.


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First Quarter Unit Results

Consolidated core revenue was down approximately 4% to $45.1 million from $47.1 million for the same period in 2001.

At AGS, net revenue increased 0.3% to $12.2 million for the three months ended March 31, 2002 from $12.1 million for the same period in 2001. Curriculum sales increased $400 thousand, while assessment sales decreased $300 thousand.

At World Almanac Education Group, first quarter sales decreased by 2.3%, to $12.7 million from $13.0 million for the same period in 2001, primarily as a result of lower sales at WAE Library Services partially offset by higher sales at Gareth Stevens and Facts On File News Services (FOFNS). The lower sales at WAE Library Services are driven by lower sales to the school library channel, which has experienced significant funding cuts. At FOFNS, the first quarter of 2002 revenue of $1.9 million was 11.8% greater than the first quarter of 2001 driven by significant growth at the division's Internet news services. For the first quarter of 2002, revenue from World Almanac's FACTS.com, Today's Science On File @FACTS.com and Issues & Controversies@ FACTS.com websites grew an impressive 46.7% compared to the same period in 2001.

At Weekly Reader, net sales decreased 11.9%, to $9.2 million for the three-months ended March 31, 2002 from $10.4 million, for the same period in 2001. This decrease is primarily attributable to (1) lower periodical revenue resulting from lower 2001/2002 school year circulation, ($900 thousand); (2) and lower Lifetime Learning revenue, ($300 thousand) caused in part from the media advertising recession in the marketplace.


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At CompassLearning, net revenue decreased 9.9% to $12.5 million for the three months ended March 31, 2002 from $13.9 million in 2001. This decrease was primarily due to (1) a decrease in new software revenue of approximately 18%, to $5.7 million from $6.9 million in 2001 primarily as a result of delayed Title One funding and post-September 11 state budget deficits, which contributed to additional spending delays - and (2) a planned decrease in hardware revenue of approximately 78% to $200 thousand from $800 thousand in 2001. The decrease was offset by an increase in professional development revenue of approximately 24%, to $3.1 million from $2.5 million in 2001. The growth in professional development revenues is directly attributable to the growth in new software sales in 2001.

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Balance Sheet Review

As of March 31, 2002, WRC Media Inc.'s cash balance was $7.0 million (which included $2.0 million of cash restricted to fund WRC Media's unrestricted subsidiary) and consolidated debt was $285.4 million. During the three months ended March 31, 2002, WRC Media made scheduled principal payments of $1.4 million on its senior credit facilities and as of March 31, 2002 there were $7 million in outstanding advances under our revolving credit facility. Capital expenditures (not including prepublication costs) for the three months ended March 31, 2002 were approximately $500 thousand.

Net Free cash flow was $7.2 million ahead of budget and consolidated debt of $285.4 million was $5.0 million under budget - primarily as a result of:

o     Higher EBITDA combined with

o     Effective working capital management


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Outlook

We will continue to strive for above market growth in both core revenues and EBITDA in 2002. In the short run, our top-line performance will continue to come under pressure as a result of the current funding environment. Nevertheless, all of our sales and marketing efforts are geared to immediately seize the opportunities presented under the provisions of the "No Child Left Behind Act" as well as the new guidelines of the Elementary and Secondary Education Act - especially our divisions which emphasize reading, test prep and assessment. WRC has created a complete solution comprised of supplemental education materials from across the company to meet the requirements of the new ESEA legislation and funding opportunities. WRC has conducted an ESEA Campaign - which has included mailings to 12,000 superintendents, assistant superintendents and federal program directors. This campaign also included ESEA seminars held throughout the continental U.S (where WRC was the only corporate sponsor with co-sponsors AASA and NAFEPA). At these seminars, we promoted how WRC's Literacy for Success intermediate reading solution meets the new guidelines that schools must adhere to under the new ESEA reauthorization.

We continue to make sound prudent investments in all of our businesses - in the first and second quarters of 2002 - investing heavily in new textbooks and test development at AGS; launching new World Almanac and Weekly Reader library imprints; increasing research and implementing a product redesign as part of the 100th anniversary of Weekly Reader; and new comprehensive software releases at CompassLearning. Our spring of 2002 educational publishing efforts will continue to focus on increasing our investment in supplemental materials (including books for school libraries), reading improvement materials, classroom magazines and reference materials. We expect this investment to payoff in the second half of 2002 coinciding with the new school year. Our efforts in the reading improvement market have considerable promise, in our view. The market for reading improvement is extensive and will benefit from the passage of the new education act.

At AGS, 2002 product releases include:

1. Nine textbook revisions (including 4 Math textbooks, 4 English and Reading textbooks and a U.S. Gov't Spanish textbook revision)


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2.    The full year launch of GRADE--AGS's GROUP READING ASSESSMENT AND
      DIAGNOSTIC EVALUATION which was released in the 2nd half of 2001 as well as

3. The full year launch of our Performance Power software (which we acquired through the Lindy acquisition) and release of v.6.0 in the second half.

As a result of this significant pipeline of new products, we believe AGS is on track to achieve their financial goals and objectives.

At Compass, the new software sales pipeline remains robust. It is our strategy to capitalize on the changing mix of education funding and buyer uncertainty by providing a product and service solution, both web and server delivered - that is scalable to the customer's needs - and able to capture all levels of available funding. Second, we are developing a comprehensive state wide model proposal - for electronic and print delivery - both to prepare students for "high stakes" tests and insure corrective instruction for all early readers. If successful, this will provide a significant revenue stream, plus an ongoing trail of opportunity within our installed schools base.

The strategic focus in 2002 at World Almanac will be to grow our direct sales channels through increased catalog product selection and expansion of our telemarketing and inside sales operations. Another major focus by World Almanac will be continuing our major web growth initiative through expansion of our Web reference offerings and digitizing/loading Facts On File News Archives. At Gareth Stevens, the launch of the new Weekly Reader library imprint should contribute to our overall growth plans.

At Weekly Reader, we have an enhanced 2002 circulation strategy to reverse the decline in circulation Weekly Reader has experienced over the last few years. This strategy will emphasize increased mailings and improved mailing list segmentation tactics rather than past years focus on premium discounts. We have developed a multi-pronged strategy to focus on dealing with the highly competitive periodicals market, including testing an inside sales effort and exploring bulk sales opportunities. Early indications of these efforts are very positive - year-over-year spring subscriptions are up approximately 15%. In addition, our strategy includes a continued focus on Weekly Reader's ancillary businesses - licensing and custom publishing. Weekly Reader licensing revenue more than tripled last year - increasing to approximately $3.4 million versus $950 thousand a year ago. We believe Weekly Reader can continue this impressive growth through new licensing opportunities in 2002, including expansion of our relationship with the QVC network. In 2001 we essentially sold the Weekly Reader Book Club over one day on QVC in November 2001 - in 2002 we are increasing our exposure on QVC - to include the kickoff of Weekly Reader's 100th anniversary celebration on May 20th as well as continuing the fall promotion. Weekly Reader's custom publishing subsidiary - Lifetime Learning may have a challenging year as we are seeing signs of continued weakness in its 2002 pipeline resulting from the advertising recession in the marketplace.

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In summary, while our current market outlook is for continued pressure on top-line revenue in the second quarter, our outlook for the second half indicates growth in both revenues and EBITDA in all of our core businesses. I am cautiously optimistic about our prospects for 2002 - and I fully expect the investments we are making in the first half of 2002 will payoff in terms of significant growth of the top line and bottom line in the second half of 2002 similar to the growth trend we experienced in 2001.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.




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